UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2014

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36364	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX	76102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On August 12, 2014, TPG Specialty Lending, Inc. (the “Company”) issued a press release, announcing the completion of an underwritten secondary public offering of 5,000,000 shares of its common stock by certain of its pre-IPO existing stockholders (the “Selling Stockholders”) at a public offering price of $18.63 per share.

Selling stockholders in the offering represented a subset of the Company’s pre-IPO stockholders, who have owned shares of the Company since its initial private capital raise. No shares of the Company’s common stock were sold by the Company or its affiliates, and it did not receive any proceeds from this offering.

In connection with the Company’s initial public offering in March 2014, all pre-IPO stockholders, who collectively held 44.9 million shares, agreed to be subject to lock-up agreements. Under the original lock-up terms, 21.0 million shares would have become tradeable in September 2014. In connection with this offering, all Selling Stockholders and a majority of non-selling pre-IPO stockholders, including the Company’s 19 largest pre-IPO stockholders, officers and directors of the Company, and TSL Advisers, LLC (the “Adviser”), have modified and extended the lock-up periods of certain of their pre-IPO shares. As a result of the new lock-up agreements, 4.2 million pre-IPO shares will become tradeable in September 2014; the remaining 35.7 million shares held by pre-IPO stockholders will remain under lock-up. The Adviser, the entity through which management and its affiliates own shares representing 5.2% of the Company’s outstanding stock, has agreed to extend its lock-up period through April 30, 2015. In addition, the Company has agreed to a 90 day lock-up period.

A copy of the press release is filed herewith as Exhibit 99.1 and by this reference incorporated herein.

The information disclosed under this Item 8.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Number	Description

99.1	Press Release, dated August 12, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)
Date: August 12, 2014	By:	/s/ Alan Kirshenbaum
Alan Kirshenbaum
Chief Financial Officer